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                                                                    EXHIBIT 99.1



PRESS RELEASE



                            *FOR IMMEDIATE RELEASE*


                FIRST CAPITAL, INC. AND HOMETOWN BANCSHARES, INC.
                                 ANNOUNCE MERGER

CORYDON, Ind.--(BUSINESS WIRE)--September 26, 2002--First Capital, Inc. (Nasdaq:FCAP - News), Corydon, Indiana, announced today that it has signed a definitive merger agreement with Hometown Bancshares, Inc., New Albany, Indiana, under which Hometown Bancshares will merge into First Capital in a transaction valued at approximately $10.7 million. The transaction will increase First Capital's assets from $291 million as of June 30, 2002 to approximately $373 million and increase its number of banking offices from nine to eleven. Under the terms of the transaction, as described in more detail below, shareholders of Hometown Bancshares will be entitled to receive either $46.50 in cash or shares of First Capital common stock in exchange for each share of Hometown Bancshares common stock.

William W. Harrod, President and Chief Executive Officer of First Capital stated, "We are very pleased to announce our agreement for Hometown Bancshares to merge with First Capital. This merger of two community-oriented institutions represents a natural extension of our franchise and will give our combined company a much stronger presence in the New Albany and Floyd County market area. We look forward to continuing to emphasize the personal service and community banking focus that our and Hometown's customers appreciate."

"We believe that this transaction is an excellent opportunity for our customers and the communities we serve," said Ron Clark, Chief Executive Officer of Hometown Bancshares. "Our commitment to preserving a community bank atmosphere and high quality of service will be met by this merger. Moreover, our customers will benefit from access to a greater selection of services."

The merger is expected to be completed in the first quarter of 2003.

First Capital's management team and board of directors will remain intact following the merger. An advisory board consisting of each of the non-employee directors of Hometown Bancshares will be established and will provide advice to First Capital regarding the operations of the former Hometown branches.

The board of directors of First Capital has authorized the repurchase of up to 345,000 shares of its common stock in connection with the merger for the purpose of issuing the repurchased shares to shareholders of Hometown Bancshares.

In connection with this transaction, Keefe, Bruyette & Woods, Inc. acted as financial advisor to First Capital and David A. Noyes & Company acted as financial advisor to



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Hometown Bancshares. Muldoon Murphy & Faucette LLP represented First Capital, while Wyatt, Tarrant & Combs, LLP represented Hometown Bancshares.

First Capital is the holding company for First Harrison Bank. First Harrison Bank operates out of nine offices in Indiana. At June 30, 2002, First Capital had total assets of $291 million and total deposits of $208 million.

Hometown Bancshares is the holding company for Hometown National Bank. Hometown National Bank operates out of two offices in Indiana. At June 30, 2002, Hometown Bancshares had total assets of $82 million and total deposits of $75 million.

Terms of the Merger

Under the terms of the agreement, Hometown Bancshares shareholders may elect to receive either shares of First Capital common stock or $46.50 in cash in exchange for their shares of Hometown Bancshares common stock. The elections of Hometown Bancshares shareholders will be subject to the requirement that 50% of Hometown Bancshares shares be exchanged for cash and 50% be exchanged for First Capital common stock. To the extent they receive First Capital shares, the transaction is expected to be tax-free to Hometown Bancshares shareholders.

The number of shares of First Capital common stock into which each Hometown Bancshares share will be exchanged will be based on the price of First Capital common stock over a measurement period prior to the closing, as follows:


Average closing price of First Capital
common stock during measurement period            Exchange Ratio
---------------------------------------------    --------------------------------------------

1.  $14.44 or less                               1.  $39.52 divided by average closing price

2.  Greater than $14.44 and less than $19.55     2.  2.735

3.  $19.55 or more                               3.  $53.47 divided by average closing price

The merger is subject to certain conditions, including the approval of the shareholders of Hometown Bancshares and receipt of regulatory approval.

Forward-Looking Statements

This news release contains certain forward-looking statements about the proposed merger of First Capital and Hometown Bancshares. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating First Capital and Hometown Bancshares, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which First Capital and Hometown Bancshares are engaged, and changes in the securities markets.


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Additional Information About the Merger and Where to Find It

Shareholders of Hometown Bancshares and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4 that First Capital will file with the Securities and Exchange Commission in connection with the proposed merger because it will contain important information about First Capital, Hometown Bancshares, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. Investors will be able to obtain all documents filed with the SEC by First Capital free of charge at the SEC's website, www.sec.gov. in addition, documents filed with the SEC by First Capital will be available free of charge from the Corporate Secretary of First Capital at 220 Federal Drive N.W., Corydon, Indiana 47112, telephone (812) 738-2198. Read the proxy statement/prospectus carefully before making a decision concerning the merger.

Contact:

First Capital, Inc.
William W. Harrod, 812/738-2198
        or
Hometown Bancshares
C. Ronald Clark, 812/949-2265





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